                                                                      Exhibit 23.02

Independent Auditors' Consent

We consent to the use of our report dated December 31, 2003, with respect to the balance sheet of AT&S Holdings, Inc. as of December 26, 2003 (date of formation), included herein.

We also consent to the use of our report dated July 24, 2003 (except for Note H, as to which the date is December 31, 2003), with respect to the financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002, included herein.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                                       /s/ Harold J. Nicholsen, Chartered

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                                       Harold J. Nicholsen, Chartered

Overland Park, Kansas

January 5, 2004